UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016

CAVITATION TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53239	20-4907818
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10019 Canoga Ave.
Chatsworth, California 91311
(Address of principal executive offices including zip code)

(818) 718-0905
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2016, the Board of Directors (the “Board”) of Cavitation Technologies, Inc. (the “Company”) appointed R. Gerald Bailey, Ph.D. to fill a vacancy on the Board. Dr. Bailey was appointed to the Board to replace Roman Gordon who resigned from the Board and as Chief Technology Officer on July 15, 2016. Mr. Gordon was appointed as interim Director to CTi Board on 5-30-2013. Mr. Gordon indicated that his resignation was for personal reasons and not due to any disagreement with the Board or the Company’s management. Mr. Gordon will remain with the Company as a Chief Technology Senior Manager.

Dr. Bailey has been the Chief Executive Officer of MCW Energy Ltd. since October 2012 and served as a director of BCM Energy Partners, Inc. from June 2012 until December 2014. Dr. Bailey has been Chairman of Bailey Petroleum LLC since 1997, Vice Chairman, Trinity Energy Group since 2012, Chief Operating Officer of Indoklanicsa from 2013 until present and Chairman, of Vanguard Energy Corp. from 2010 – 2013. He was also President of Exxon, Arabian Gulf, Abu Dhabi, UAE from 1993-1997.

Dr. Bailey was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.  Additionally, there have been no transactions involving Dr. Bailey that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 16, 2016

	By:	/s/ Igor Gordonitsky
Igor Gordonitsky
President Principal Executive Officer